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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2003

Beazer Homes USA, Inc.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12822 (Commission File Number)	58-2086934 (IRS Employer Identification No.)
1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328 (Address of Principal Executive Office) (Zip Code)

Registrant's Telephone Number, Including Area Code: (770) 829-3700

Not Applicable
(Former name or former address, if changed since last report)

Item 9.    Regulation FD Disclosure

        Beazer Homes USA, Inc. ("Beazer", and together with its subsidiaries, the "Company") previously announced on November 5, 2003 that the Company intends to raise $200 million of gross proceeds through a private placement of senior notes, subject to market and other conditions.

        There are statements contained in this Current Report on Form 8-K that are forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and no assurance can be given that the results described will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will," "goal," "target" or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this Current Report on Form 8-K. Except as may be required under applicable law, we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Additional information about factors that could lead to material changes in performance is contained in our filings with the Securities and Exchange Commission. Such factors may include:

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  economic changes nationally or in one of our local markets;

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  volatility of mortgage interest rates and inflation;

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  increased competition;

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  shortages of skilled labor or raw materials used in the production of houses;

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  increased prices for labor, land and raw materials used in the production of houses;

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  increased land development costs on projects under development;

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  the cost and availability of insurance, including the availability of insurance for the presence of mold;

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  the impact of construction defect and home warranty claims;

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  any delays in reacting to changing consumer preference in home design;

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  terrorist acts and other acts of war;

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  changes in consumer confidence;

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  delays or difficulties in implementing initiatives to reduce our production and overhead cost structure;

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  delays in land development or home construction resulting from adverse weather conditions;

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  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies;

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  changes in accounting policies, standards, guidelines or principles, as may be adopted by regulatory agencies as well as the Financial Accounting Standards Board; or

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  other factors over which we have little or no control.

        In connection with the private placement of senior notes, the following information will be disclosed to potential investors.

        References to "our company," "we," "us," "our" and "Beazer Homes" refer specifically to Beazer Homes USA, Inc. and all of its subsidiaries.

Risk factors

The homebuilding industry is cyclical and is significantly affected by macro-economic and other factors outside of our control such as consumer confidence, interest rates and employment levels.

        Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of homebuyers and consequently fewer home purchases. While we believe the overall demand for new housing over time should remain stable, these uncertainties could periodically have an adverse effect on our operating performance and the market price of our securities.

        In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder. These conditions include:

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  conditions of supply and demand in local markets;

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  weather conditions and natural disasters, such as hurricanes, earthquakes and wildfires;

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  delays in construction schedules;

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  cost overruns on land development and home construction;

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  changes in government regulations;

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  increases in real estate taxes and other local government fees;

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  changes in employment levels;

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  changes in consumer confidence and income; and

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  availability and cost of land, materials and labor.

        Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. We cannot assure you that the occurrence of any of the foregoing will not have a material adverse effect on us.

Our quarterly results may fluctuate, which could cause the market price of our securities to fall.

        While we have reported positive annual net income for each of the past five fiscal years, our quarterly results of operations have varied significantly and may continue to do so in the future as a result of a variety of both national and local factors, many of which are outside of our control. These factors include:

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  the timing of home closings and land sales;

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  our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

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  land development and construction delays;

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  seasonal home buying patterns;

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  delays in the opening of new active subdivisions by us or our competitors, or market acceptance of the products and services provided in those communities;

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  changes in our pricing policies or those of our competitors; and

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  other changes in operating expenses, personnel and general economic conditions.

        As a result, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the price of our securities may fluctuate.

We are dependent on the availability of mortgage financing for our customers.

        Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates would affect the ability of prospective first time and move-up homebuyers to obtain financing for our homes, as well as affect the ability of prospective move-up homebuyers to sell their current homes.

The homebuilding industry is highly competitive and fragmented.

        The competition in the homebuilding industry is intense. Some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We cannot assure you that we will be able to compete successfully in our markets against these competitors.

The barriers to entry into our business are currently low.

        There are relatively low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

The need for additional financing could impair our business and results of operations.

        The homebuilding industry is capital intensive and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. Although we believe that internally generated funds and available borrowings under our revolving credit facility will be sufficient to fund our capital and other expenditures (including land purchases in connection with ordinary development activities), we cannot assure you that the amounts available from such sources will be sufficient. We may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of the indentures governing our 6 1/2% Senior Notes due 2013 that we intend to issue on November 13, 2003, our 8 5/8% Senior Notes due 2011 and our 8 3/8% Senior Notes due 2012 and by the terms of our revolving credit facility and our term loan. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, new projects planned or begun may be significantly delayed or abandoned. Any such delay or abandonment could result in a reduction in sales and may adversely affect our future results of operations.

Our level of indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our debt securities.

        We currently have, and after the issuance of our 6 1/2% Senior Notes due 2013 that we intend to issue on November 13, 2003, will have, a substantial amount of debt. As of June 30, 2003, assuming that we had issued our 6 1/2% Senior Notes due 2013 on that date, we would have had approximately $939.2 million of indebtedness outstanding. In addition, subject to restrictions in the indentures governing our 6 1/2% Senior Notes due 2013 and our 8 5/8% Senior Notes due 2011 and our 8 3/8% Senior Notes due 2012 and in our revolving credit facility and term loan, we may incur additional indebtedness. In particular, as of June 30, 2003, assuming that we had issued our 6 1/2% Senior Notes due 2013 on that date, we would have had substantial additional borrowing capacity under our $250 million revolving credit facility. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our ability to make payments of principal or interest on, or to refinance our indebtedness will depend on:

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  our future operating performance; and

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  our ability to enter into additional debt and/or equity financings.

        Both of these factors are subject, to a certain extent, to economic, financial, competitive and other factors beyond our control. If we are unable to generate sufficient cash flow in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. We cannot assure you that any such refinancing would be possible or that any additional financing could be obtained. Our inability to obtain additional financing could have a material adverse effect on us. Our substantial indebtedness could have important consequences to the holders of our securities, including:

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  we may be unable to satisfy our obligations under the existing or new debt agreements;

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  we may be more vulnerable to adverse general economic and industry conditions;

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  we may find it more difficult to fund future working capital, land purchases, acquisitions, general corporate purposes or other purposes;

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  we will have to dedicate a substantial portion of our cash resources to the payments on our indebtedness, thereby reducing the funds available for operations and future business opportunities;

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  we may be limited in our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  we may be exposed to fluctuations in the interest rate environment, because our revolving credit facility is at a variable rate of interest which we may not be able to control through hedge arrangements; and

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  we may be placed at a disadvantage compared to our competitors who have less debt.

Failure to implement our business strategy could adversely affect our operations.

        Our financial position and results of operations depend on our ability to execute our business strategy. Our ability to execute our business strategy depends on our ability:

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  to continue to improve profitability;

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  to identify and acquire attractive parcels of land on which to build homes;

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  to expand our market share in regions where we are not currently a top five builder;

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  to identify, acquire and successfully integrate new business acquisitions; and

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  to attract and retain skilled employees.

        Our failure or inability to execute our business strategy could materially adversely affect our financial position, liquidity and results of operations.

Our business would be adversely affected if future, more onerous government regulations were enacted.

        We and our competitors are subject to local, state and federal statutes and rules regulating, among other things:

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  certain developmental matters;

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  building and site design;

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  matters concerning the protection of health and the environment; and

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  mortgage origination procedures.

        These regulations vary greatly by community and consist of items such as:

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  impact fees, some of which may be substantial, which may be imposed to defray the cost of providing certain governmental services and improvements;

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  "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly;

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  building permit allocation ordinances;

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  building moratoriums; or

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  similar government regulations that could be imposed in the future.

        Changes in existing laws or regulations, or in their interpretation, or the adoption of any additional laws or regulations, could have a material adverse effect on our business.

We are subject to environmental regulations.

        We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to incur substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. In addition, environmental regulations can have an adverse impact on the availability and price of certain raw materials such as lumber. Our projects in California are especially susceptible to restrictive government regulations and environmental laws.

Construction defect, product liability and warranty claims may be costly, which could adversely affect our business.

        As a homebuilder, we have been and continue to be subject to construction defect, product liability and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly. Litigation in the homebuilding industry related to construction defects and similar claims has increased significantly in recent years and the industry has also experienced increased costs of insuring against such claims.

        We and certain of our subsidiaries have been and continue to be named as defendants in various construction defect claims, complaints and other legal actions that include claims related to moisture intrusion and mold. Furthermore, certain of these legal proceedings (including cases in our Midwestern and Western markets) are seeking class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend and if we were to lose any certified class action suit, it could result in substantial potential liability for us.

        Although we have obtained insurance for construction defect claims, there can be no assurance that such policies will be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, or that future claims will not arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

We face reduced coverages and increased costs of insurance.

        The costs of insuring against construction defect and product liability claims are high, and the amount and scope of coverage offered by insurance companies is currently limited. We cannot assure you that this coverage will not be further restricted and will not become more costly.

        Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Our insurance may not cover all of the claims, including personal injury claims, arising from the presence of mold, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could hurt our business.

        Historically builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred. Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses which could hurt our business.

        Builders' ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies and our business may be adversely affected.

If we are unable to retain skilled personnel, our business could be adversely affected.

        Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel and subcontractors. Competition for qualified personnel and subcontractors in all of our operating markets is intense. A significant increase in the number of our active communities would necessitate the hiring of a significant number of additional construction managers and subcontractors, each of which is in short supply in our markets. We cannot assure you that we will be able to retain our key employees or that we can attract, train, assimilate or retain other skilled personnel in the future.

The occurrence of natural disasters and the availability of homeowners' insurance could adversely impact our business.

        The climates and geology of many of the states in which we operate, including California, Florida, Georgia, South Carolina, North Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and our business in particular, in such states may be adversely affected.

We acquire land through the use of option contracts with specific performance obligations.

        We acquire certain lots by means of option contracts, some of which have specific performance obligations. Under such contracts, we generally are required to purchase specific numbers of lots on fixed dates pursuant to a contractually established schedule. If we fail to purchase the required number of lots on the date fixed for purchase pursuant to such contracts, the party granting the option to us generally has the right either to terminate the option granted pursuant to the option contract in its entirety or to require us to purchase such lots, notwithstanding a general decline in real estate values.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on numerous factors, many of which are beyond our control.

        Our ability to pay our expenses and to pay the principal of and interest on our debt depends on our ability to generate positive cash flow in the future. Our ability to meet our expenses thus depends in part on the future performance of our operating subsidiaries, which is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our operations will generate cash flow from operations in an amount sufficient to enable us to pay the principal of and interest on our debt or to fund other liquidity needs.

        If we do not have sufficient cash flow from operations, we may be required to incur additional indebtedness, refinance all or part of our debt or sell assets. Our ability to borrow funds under our revolving credit facility in the future will depend on our meeting the financial covenants in such revolving credit facility, and we cannot guarantee that sufficient borrowings will be available to us. If we are required to refinance our existing debt or sell some of our assets, we cannot guarantee that we will be able to do so on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements, including our revolving credit facility, term loan and the indentures governing our other debt securities, may restrict us from effecting any of these alternatives. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could significantly adversely affect our financial condition, the value of our securities and our ability to pay the principal of and interest on our debt securities.

Our indentures and our other debt instruments impose significant operating and financial restrictions which may limit our ability to operate our business.

        The indentures for our debt instruments, including our 6 1/2% Senior Notes due 2013 that we intend to issue on November 13, 2003, impose significant operating and financial restrictions on us. These restrictions will limit our ability to, among other things:

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  borrow money;

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  pay dividends or make distributions on, or purchase or redeem, stock;

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  make investments and extend credit;

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  engage in transactions with our affiliates;

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  consummate certain asset sales;

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  consolidate or merge with another entity or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

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  create liens on our assets.

        We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

        In addition, the indentures and our other debt instruments require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives in order to avoid an event of default. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that any failure to meet those tests will be waived. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, some or all of our outstanding debt, together with accrued interest and other fees, could be declared immediately due and payable.

Business

Overview

        Our principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities and mortgage financing through our Internet website located at http://www.beazer.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this Current Report on Form 8-K.

        We design, sell and build single family homes in the following locations within the United States:

Region/State	Market(s)/Year Entered
Southeast Region:
Florida	Jacksonville (1993), Fort Myers/Naples (1996), Tampa/St. Petersburg (1996), Treasure Coast (1995), Orlando (1997)
Georgia	Atlanta (1985)
North Carolina	Charlotte (1987), Raleigh (1992), Greensboro (1999)
South Carolina	Charleston (1987), Columbia (1993), Greenville (1998), Myrtle Beach (2002)
Tennessee/Mississippi	Nashville (1987), Memphis (2001), Northern Mississippi (2002)
West Region:
Arizona	Phoenix (1993)
California	Los Angeles County (1993), Orange County (1993), Riverside & San Bernadino Counties (1993), San Diego County (1992), Ventura County (1993), Sacramento (1993)
Colorado	Denver (2001); Fort Collins (2001)
Nevada	Las Vegas (1993)
Central Region:
Texas	Dallas (1995), Houston (1995)
Mid-Atlantic Region:
Maryland/Delaware	Baltimore (1998), Metro-Washington DC (1998); Delaware (2003)
New Jersey/Pennsylvania	Central and Southern New Jersey (1998), Bucks County, PA (1998)
Virginia	Fairfax County (1998), Loudoun County (1998), Prince William County (1998)
Midwest Region:
Indiana	Indianapolis (2002), Lafayette (2002), Ft. Wayne (2002)
Kentucky	Lexington (2002)
Ohio	Columbus (2002), Cincinnati/Dayton (2002)

        We design our homes to appeal primarily to entry-level and first time move-up homebuyers. Our objective is to provide our customers with homes that incorporate quality and value while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy which focuses on the following elements:

        Geographic Diversity and Growth Markets.    We compete in a large number of geographically diverse markets in an attempt to reduce our exposure to any particular regional economy. Virtually all of the markets in which we operate have experienced significant population growth in recent years. Within these markets, we build homes in a variety of projects, typically with fewer than 150 homesites.

        Quality Homes for Entry-Level and First Time Move-Up Homebuyers.    We seek to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. We focus on entry-level and first time move-up homebuyers because we believe they represent the largest segment of the homebuilding market. During fiscal year 2003, the average sales price of our homes sold was approximately $201,300.

        Additional Products and Services for Homebuyers.    In order to maximize our profitability and provide our homebuyers with the additional products and services that they desire, we have incorporated design centers and mortgage origination operations into our business. Recognizing that homebuyers want to choose certain components of their new home, we offer limited customization through the use of design centers in most of our markets. These design centers allow the homebuyer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wallcoverings. Additionally, recognizing the homebuyer's desire to simplify the financing process, we originate mortgages on behalf of our customers through our subsidiaries Beazer Mortgage Corporation, or Beazer Mortgage, and Crossmann Mortgage Corp., or Crossmann Mortgage. Beazer Mortgage and Crossmann Mortgage originate, process and broker mortgages to third party investors. Beazer Mortgage and Crossmann Mortgage generally do not retain or service the mortgages that they broker. We also provide title services to our homebuyers in many of our markets.

        Decentralized Operations with Experienced Management.    We believe our in-depth knowledge of our local markets enables us to better serve our customers. Our local managers, who have significant experience in both the homebuilding industry and the markets they serve, are responsible for operating decisions regarding design, construction and marketing. We combine these decentralized operations with a centralized corporate-level management which controls decisions regarding overall strategy, land acquisitions and financial matters.

        Conservative Land Policies.    We seek to maximize our return on capital by limiting our investment in land and by focusing on inventory turnover. To implement this strategy and to reduce the risks associated with investments in land, we use options to control land whenever possible. In addition, we do not speculate in land which is not generally subject to entitlements providing basic development rights to the owner.

        Value Created.    We evaluate our financial performance and the financial performance of our operations using Value Created, a variation of economic profit or economic value added. Value Created measures the extent to which we exceed our cost of capital. It is calculated as earnings before interest and taxes, or EBIT, less a charge for all of the capital employed multiplied by our estimate of our minimum weighted average cost of capital.

Markets and product description

        We evaluate a number of factors in determining which geographic markets to enter or in which markets to concentrate our homebuilding activities. We attempt to anticipate swings in economic and real estate conditions by evaluating such statistical information as

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the historical and projected growth of the population;

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the number of new jobs created or projected to be created;

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the number of housing starts in previous periods;

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building lot availability and price;

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housing inventory;

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level of competition; and

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home sale absorption rates.

        We generally seek to avoid direct competition in a particular market with respect to product type and maintain the flexibility to alter our product mix within a given market depending on market conditions. In determining our product mix we consider demographic trends, demand for a particular type of product, margins, timing and the economic strength of the market. While remaining responsive to market opportunities within the industry, in recent years we have focused, and intend to continue to focus, our business primarily on entry-level and first time move-up housing in the form of single family detached homes and townhouses. Entry-level homes generally are those homes priced at the lower end of the market and target first time homebuyers, while first time move-up homes generally are priced in the mid-to-upper price range and target a wide variety of homebuyers as they progress in income and family size. Although some of our move-up homes are priced at the upper end of the market and we offer a selection of amenities, we generally do not build "custom homes." The prices of our first time move-up homes generally are well below the prices of custom homes in most areas. We attempt to maximize efficiency by using standardized design plans whenever possible.

        The following table summarizes certain operating information regarding our markets as of and for the year ended September 30, 2003 (dollars in thousands):

State	Number of Active Subdivisions	Number of Homes Closed	Average Closing Price	Units in Backlog at Year End	Dollar Value of Backlog at Year End
Arizona	29	1,351	$158.4	707	$148,724
California	32	2,041	305.6	701	242,346
Colorado	18	271	423.4	143	54,273
Florida	45	1,464	236.7	755	177,908
Georgia	19	480	162.7	188	42,047
Indiana	101	2,197	138.8	908	133,990
Kentucky	6	187	124.7	119	15,837
Maryland/Delaware	12	246	332.3	274	73,131
Nevada	18	1,025	204.4	736	160,370
New Jersey/Pennsylvania	9	276	314.9	213	72,039
North & South Carolina	87	2,554	139.7	1,119	161,789
Ohio	33	700	157.8	278	46,859
Tennessee/Mississippi	27	662	180.6	259	44,569
Texas	39	1,239	155.6	396	62,200
Virginia	19	716	332.5	630	208,732

Total Company	494	15,409	$201.3	7,426	$1,644,814

        Our homebuilding and marketing activities are conducted under the name of Beazer Homes in each of our markets except in Colorado (Sanford Homes), Indiana (Crossmann Communities, Trinity Homes and Deluxe Homes), Kentucky (Cutter Homes), Ohio (Crossmann Communities and Deluxe Homes) and Tennessee (Phillips Builders). In October 2003, we launched a branding strategy that aims to build a unified consumer brand across all regions in which we operate. Our new national branding strategy presents us as one company with one name, one logo, one message and one purpose. We believe that a national branding strategy will differentiate us from our competitors by promoting qualities that lead to good recommendations, referrals to family and friends, and repeat purchases by loyal customers. We feel that a strengthened, national brand identity will better position us to consistently address the needs of our customers across all of our markets.

Corporate operations

        We perform the following functions at a centralized level:

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evaluate and select geographic markets;

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allocate capital resources to particular markets, including with respect to land acquisitions;

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maintain our relationship with lenders to regulate the flow of financial resources and develop consistent relationships with our lenders;

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maintain centralized information systems; and

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monitor the decentralized operations of our subsidiaries and divisions.

        We allocate capital resources necessary for new projects in a manner consistent with our overall operating strategy. We utilize Value Created, return on capital employed and profit margin as criteria for our allocation of capital resources. We will vary the capital allocation based on market conditions, results of operations and other factors. Capital commitments are determined through consultation among selected executive and operational personnel, who play an important role in ensuring that new projects are consistent with our strategy. Centralized financial controls are also maintained through the standardization of accounting and financial policies and procedures.

        Structurally, we operate through separate divisions, which are generally located within the areas in which they operate. Each division is managed by executives with substantial experience in the division's market. In addition, each division is equipped with the skills to complete the functions of land acquisition, map processing, land development, construction, marketing, sales and product service.

Land acquisition and development

        Substantially all of the land we acquire is purchased only after necessary entitlements have been obtained so that we have the right to begin development or construction as market conditions dictate. In certain situations, we will purchase property without all necessary entitlements where we perceive an opportunity to build on such property in a manner consistent with our strategy. The term "entitlements" refers to development agreements, tentative maps or recorded plats, depending on the jurisdiction within which the land is located. Entitlements generally give a developer the right to obtain building permits upon compliance with conditions that are usually within the developer's control. Although entitlements are ordinarily obtained prior to the purchase of land, we are still required to obtain a variety of other governmental approvals and permits during the development process.

        We select our land for development based upon a variety of factors, including:

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internal and external demographic and marketing studies;

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suitability for development during the time period of one to five years from the beginning of the development process to the last closing;

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financial review as to the feasibility of the proposed project, including projected Value Created, profit margins and returns on capital employed;

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the ability to secure governmental approvals and entitlements;

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environmental and legal due diligence;

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competition in the area;

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proximity to local traffic corridors and amenities; and

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management's judgment as to the real estate market and economic trends and our experience in a particular market.

        We generally purchase land or obtain an option to purchase land, which, in either case, requires certain site improvements prior to construction. Where required, we then undertake or, in the case of land under option, the grantor of the option then undertakes, the development activities (through contractual arrangements with local developers) which include site planning and engineering, as well as constructing road, sewer, water, utilities, drainage and recreational facilities and other amenities. When available in certain markets, we also buy finished lots that are ready for construction.

        We strive to develop a design and marketing concept for each of our projects, which includes determination of size, style and price range of the homes, layout of streets, layout of individual lots and overall community design. The product line offered in a particular project depends upon many factors, including the housing generally available in the area, the needs of a particular market and our cost of lots in the project. We are, however, often able to use standardized design plans. The development and construction of each project are managed by our operating divisions, each of which is generally led by a president who, in turn, reports directly or indirectly to our Chief Operating Officer and our Chief Executive Officer. At the development stage, a manager (who may be assigned to several projects and reports to the president of the division) supervises development of buildable lots. In addition, a field superintendent is responsible for each project site to supervise actual construction, and each division has one or more customer service and marketing representatives assigned to projects operated by that division.

        The following table sets forth, by state, land controlled by us as of September 30, 2003:

	Lots Owned					Lots Under Contract(3)
	Undeveloped Lots(1)	Lots Under Development	Finished Lots	Homes Under Construction(2)	Total Lots Owned	Undeveloped Lots	Finished Lots	Total Lots Under Contract	Total Land Controlled
Southeast Region:
Georgia	—	109	151	310	570	—	1,420	1,420	1,990
Florida	—	852	496	659	2,007	1,760	2,899	4,659	6,666
North & South Carolina	60	2,092	1,568	993	4,713	2,831	4,273	7,104	11,817
Tennessee/Mississippi	—	1,404	277	289	1,970	517	1,728	2,245	4,215
West Region:
Arizona	—	2,447	410	390	3,247	1,401	1,047	2,448	5,695
California	130	1,671	807	861	3,469	2,023	1,155	3,178	6,647
Colorado	—	137	165	227	529	—	695	695	1,224
Nevada	—	988	1,117	390	2,495	1,126	1,250	2,376	4,871
Central Region:
Texas	—	2,316	1,402	439	4,157	432	1,039	1,471	5,628
Mid-Atlantic Region:
Maryland/Delaware	—	222	55	127	404	—	2,843	2,843	3,247
New Jersey/ Pennsylvania	—	8	396	150	554	1,384	246	1,630	2,184
Virginia	—	62	543	257	862	1,735	496	2,231	3,093
Midwest Region:
Indiana	130	5,796	1,150	865	7,941	2,963	3,909	6,872	14,813
Kentucky	—	259	182	109	550	992	—	992	1,542
Ohio	639	1,581	949	298	3,467	1,792	825	2,617	6,084
Total	959	19,944	9,668	6,364	36,935	18,956	23,825	42,781	79,716

(1)
"Undeveloped Lots" consists of raw land that is expected to be developed into the respective number of lots reflected in this table.

(2)
The category "Homes Under Construction" represents lots on which construction of a home has commenced.

(3)
The classification within Lots Under Contract for this schedule is based upon level of completion at delivery as stated in the option contract.

        Option Contracts:    We acquire certain lots by means of option contracts. Option contracts generally require the payment of a cash deposit or issuance of a letter of credit for the right to acquire lots during a specified period of time at a certain price. Our option contracts have expiration periods ranging from one to sixty months.

        Under option contracts, both with and without specific performance, purchase of the properties is contingent upon satisfaction of certain requirements by us and the sellers. Our obligation with respect to options with specific performance is included on our consolidated balance sheet in other liabilities at September 30, 2003. At September 30, 2003, we are committed to future amounts under option contracts with specific performance obligations that aggregated $21.7 million. Under option contracts without specific performance obligations, our liability is generally limited to forfeiture of the non-refundable deposits, letters of credit and other non-refundable amounts incurred, which aggregated approximately $137.3 million at September 30, 2003. This amount includes letters of credit of approximately $38.9 million. At September 30, 2003, future amounts under option contracts without specific performance obligations aggregated $1.4 billion.

Construction

        We act as the general contractor for the construction of our projects. Our project development operations are controlled by our subsidiaries and divisions, whose employees supervise the construction of each project, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and assure compliance with zoning and building codes. We specify that quality, durable materials be used in the construction of our homes. Our subcontractors follow design plans prepared by architects and engineers who are retained by us and whose designs are geared to the local market. Subcontractors typically are retained on a project-by-project basis to complete construction at a fixed price. Agreements with our subcontractors and material suppliers are generally entered into after competitive bidding, and we do not have any long-term contractual commitments with any of our subcontractors or suppliers. In connection with this competitive bid process, we obtain information from prospective subcontractors and vendors with respect to their financial condition and ability to perform their agreements with us. We do not maintain significant inventories of construction materials except for materials being utilized for homes under construction. We have numerous suppliers of raw materials and services used in our business, and such materials and services have been and continue to be available. Material prices may fluctuate, however, due to various factors, including demand or supply shortages, which may be beyond the control of our vendors. From time to time we enter into regional and national supply contracts with certain of our vendors. We believe that our relationships with our suppliers and subcontractors are good. We are actively exploring ways in which we can use our Internet presence to maximize business to business e-commerce applications with our suppliers and subcontractors.

        Construction time for our homes depends on the availability of labor, materials and supplies, product type and location. Homes are designed to promote efficient use of space and materials, and to minimize construction costs and time. In all of our markets, construction of a home is typically completed within three to six months following commencement of construction. At September 30, 2003, we had 1,100 finished homes (excluding models), of which 738 were sold and included in backlog at such date.

Warranty program

        We provide a variety of warranties in connection with our homes, spanning from one to ten years in length. We provide a one-year limited warranty of workmanship and materials with each of our homes, which generally includes home inspection visits with the customer during the first year following the purchase of a home. We subcontract our homebuilding work to subcontractors who provide us with an indemnity and a certificate of insurance prior to receiving payments for their work and, therefore, claims relating to workmanship and materials are generally the primary responsibility of our subcontractors. In addition, the first year of our warranty covers defects in plumbing, electrical, heating, cooling and ventilation systems, and major structural defects; the second year of such warranty covers major structural defects and certain defects in plumbing, electrical, heating, cooling and ventilation systems of the home (exclusive of defects in appliances, fixtures and equipment); and the final eight years of protection cover only major structural defects.

        We record a reserve of approximately 0.5% to 1.0% of the sales price of a home to cover warranty expenses, although this allowance is subject to adjustment in special circumstances. Our historical experience is that such warranty expenses generally fall within the amount established for such allowance.

Business

        We self-insure our structural warranty obligations through our wholly owned risk retention group, United Home Insurance Company, A Risk Retention Group, or UHIC. We believe this results in cost savings as well as increased control over the warranty process.

        In addition, we maintain third party insurance for most construction defects which we encounter in the normal course of business. We believe that our accruals and third party insurance are adequate to cover the ultimate resolution of our potential liabilities associated with known and anticipated warranty and construction defect related claims and litigation.

        There can be no assurance, however, that the terms and limitations of the limited warranty will be effective against claims made by the homebuyers, that we will be able to renew our insurance coverage or renew it at reasonable rates, that we will not be liable for damages, the cost of repairs, and/or the expense of litigation surrounding possible construction defects, soil subsidence or building related claims or that claims will not arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Marketing and sales

        We make extensive use of advertising and other promotional activities, including our website (http://www.beazer.com), newspaper advertisements, brochures, direct mail and the placement of strategically located signboards in the immediate areas of our developments.

        We normally build, decorate, furnish and landscape between one and five model homes for each project and maintain on-site sales offices. At September 30, 2003, we maintained 606 model homes, of which 508 were owned and 98 were leased from third parties pursuant to sale and leaseback agreements. We believe that model homes play a particularly important role in our marketing efforts. Consequently, we expend a significant effort in creating an attractive atmosphere at our model homes. Interior decorations are undertaken by both in-house and local third-party design specialists, and vary within our models based upon the lifestyles of targeted homebuyers. The purchase of furniture, fixtures and fittings is coordinated to ensure that manufacturers' bulk discounts are utilized to the maximum extent. Structural changes in design from the model homes are not generally permitted, but homebuyers may select various optional amenities. We also use a cross-referral program that encourages our personnel to direct customers to other Beazer Homes subdivisions based on the customers' needs.

        We generally sell our homes through commissioned employees (who typically work from the sales offices located at the model homes used in the subdivision) as well as through independent brokers. Our personnel are available to assist prospective homebuyers by providing them with floor plans, price information and tours of model homes and in connection with the selection of options. The selection of interior features is a principal component of our marketing and sales efforts. Sales personnel are trained by us and attend periodic meetings to be updated on sales techniques, competitive products in the area, the availability of financing, construction schedules, marketing and advertising plans, which management believes result in a sales force with extensive knowledge of our operating policies and housing products. Our policy also provides that sales personnel be licensed real estate agents where required by law. We also build a number of homes for which no signed sales contract exists at the time of commencement of construction. The use of an inventory of such homes is necessary to satisfy the requirements of relocated personnel and of independent brokers, who often represent customers who require a completed home within 60 days. At September 30, 2003, excluding models, we had 1,726 homes at various stages of completion (of which 362 were completed) for which we had not received a sales contract.

        We sometimes use various sales incentives (such as landscaping and certain interior home options and upgrades) in order to attract homebuyers. The use of incentives depends largely on local economic and competitive market conditions.

Customer financing

        We provide customer financing through Beazer Mortgage and Crossmann Mortgage. They provide mortgage origination services only, and generally do not retain or service the mortgages that they originate. These mortgages are generally funded by one of a network of mortgage lenders. Beazer Mortgage and Crossmann Mortgage can provide qualified homebuyers numerous financing options, including a wide variety of conventional, FHA and VA financing programs. In certain situations we will seek to assist our homebuyers in obtaining financing from outside mortgage lenders and, in certain limited circumstances, we may attempt to minimize potential risks relating to the availability of customer financing by purchasing mortgage financing commitments that lock in the availability of funds and interest rates at specified levels for a certain period of time. Because substantially all homebuyers utilize long-term mortgage financing to purchase a home, adverse economic conditions, increases in unemployment and high mortgage interest rates may deter and eliminate a substantial number of potential homebuyers from our markets in the future.

Competition and market factors

        The development and sale of residential properties is highly competitive and fragmented. We compete for residential sales on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price, with numerous large and small homebuilders, including some homebuilders with nationwide operations and greater financial resources and/or lower costs than us. We also compete for residential sales with individual resales of existing homes, available rental housing and, to a lesser extent, resales of condominiums. We believe that we compare favorably to other builders in the markets in which we operate, due primarily to

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our experience within our geographic markets and breadth of product line, which allows us to vary our regional product offerings to reflect changing market conditions;

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our responsiveness to market conditions, enabling us to capitalize on the opportunities for advantageous land acquisitions in desirable locations; and

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our reputation for quality design, construction and service.

        The housing industry is cyclical and is affected by consumer confidence levels, prevailing economic conditions generally, including interest rate levels. A variety of other factors affect the housing industry and demand for new homes, including the availability of labor and materials and increases in the costs thereof, changes in costs associated with home ownership such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends and the availability of and changes in mortgage financing programs.

Government regulation and environmental matters

        Substantially all of our land is purchased with entitlements, giving us the right to obtain building permits upon compliance with specified conditions, which generally are within our control. Upon compliance with such conditions, we must obtain building permits. The length of time necessary to obtain such permits and approvals affects the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application. Several governmental authorities have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas. To date, the governmental approval processes discussed above have not had a material adverse effect on our development activities, and indeed all homebuilders in a given market face the same fees and restrictions. There can be no assurance, however, that these and other restrictions will not adversely affect us in the future.

        We may also be subject to periodic delays or may be precluded entirely from developing communities due to building moratoriums or "slow-growth" or "no-growth" initiatives or building permit allocation ordinances which could be implemented in the future in the states and markets in which we operate. Substantially all of our land is entitled and, therefore, the moratoriums generally would only adversely affect us if they arose from health, safety and welfare issues such as insufficient water or sewage facilities. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. These fees are normally established, however, when we receive recorded final maps and building permits. We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. These laws may result in delays, cause us to incur substantial compliance and other costs, and prohibit or severely restrict development in certain environmentally sensitive regions or areas.

Bonds and other obligations

        We are frequently required, in connection with the development of our projects, to obtain letters of credit and performance, maintenance and other bonds in support of our related obligations with respect to such developments. The amount of such obligations outstanding at any time varies in accordance with our pending development activities. In the event any such bonds or letters of credit are drawn upon, we would be obligated to reimburse the issuer of such bonds or letters of credit. At September 30, 2003, we had outstanding approximately $40.3 million and $336.1 million of outstanding letters of credit and performance bonds, respectively, related to our obligations to local governments to construct roads and other improvements in various developments in addition to outstanding letters of credit of approximately $38.9 million related to our land option contracts. We do not believe that we will be required to draw upon any such bonds or letters of credit.

Employees and subcontractors

        At September 30, 2003, we employed 2,986 persons, of whom 652 were sales and marketing personnel, 1,017 were executive, management and administrative personnel, 1,103 were involved in construction and 214 were employees of Beazer Mortgage and Crossmann Mortgage. Although none of the our employees are covered by collective bargaining agreements, certain of the subcontractors engaged by us are represented by labor unions or are subject to collective bargaining arrangements. We believe that our relations with our employees and subcontractors are good.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEAZER HOMES USA, INC.
Date: November 11, 2003	By:	/s/ JAMES O'LEARY James O'Leary Executive Vice President & Chief Financial Officer

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